Filed Pursuant to Rule 424(b)(2)

Registration File No.: 333-115392

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED MAY 25, 2004)

ANWORTH MORTGAGE ASSET CORPORATION

Common Stock

8.625% Series A Cumulative Preferred Stock

This prospectus supplement relates to sales made in at-the-market transactions during the three month period ended March 31, 2005 of an aggregate of 659,200 shares of our Series A preferred stock. Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent with respect to the sales, pursuant to an Amended and Restated Controlled Equity Offering Sales Agreement, dated January 19, 2005, between us and Cantor (the “Sales Agreement”), as described in the accompanying prospectus, as supplemented. The Sales Agreement has been filed as an exhibit to Current Report on Form 8-K and is incorporated by reference herein. In connection with these sales, we paid commissions to Cantor as follows:

Gross proceeds to us	$16,662,260
Commission to Cantor Fitzgerald & Co.	$404,043
Net proceeds, before expenses, to us	$16,257,669

You should read carefully this prospectus supplement and the accompanying prospectus, dated May 25, 2004, and each supplement thereto before you invest. These documents contain information you should consider when making your investment decision. The information included in the Registration Statement on Form S-3, as amended (No. 333-115392), filed with the Securities and Exchange Commission on May 11, 2004, as amended or supplemented, is hereby incorporated by reference into this prospectus supplement.

Our common stock is traded on the New York Stock Exchange under the symbol “ANH”. Our preferred stock is traded on the New York Stock Exchange under the symbol “ANHPrA.” On April 6, 2005, the last reported sales price of our common stock on the New York Stock Exchange was $9.44 and the last reported sales price of our preferred stock on the New York Stock exchange was $25.00.

Investing in our capital stock involves a high degree of risk. See “Risk Factors” beginning on page 3 of the accompanying prospectus dated May 25, 2004 as supplemented, to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is April 7, 2005.